UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

(Amendment No.      )

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Teradyne, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TERADYNE, INC.

321 Harrison Avenue

Boston, Massachusetts 02118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation (“Teradyne” or the “Corporation”), will be held on Thursday, May 26, 2005, at 10:00 A.M., at 100 Federal Street (Auditorium), Boston, Massachusetts, for the following purposes:

1.	To elect three members to the Board of Directors to serve for a three-year term as Class I Directors.

2.	To ratify the selection of the firm of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2005.

3.	To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on April 4, 2005, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

/s/ Eileen Casal

EILEEN CASAL, Secretary

April 18, 2005

Shareholders are requested to vote in one of the following three ways (1) by completing, signing and dating the enclosed proxy card and returning it in the enclosed stamped envelope by return mail, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

TERADYNE, INC.

321 Harrison Avenue

Boston, Massachusetts 02118

PROXY STATEMENT

April 18, 2005

Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of Teradyne, Inc. (“Teradyne” or the “Corporation”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 26, 2005, at 10:00 A.M., at 100 Federal Street (Auditorium), Boston, Massachusetts.

Only shareholders of record as of the close of business on April 4, 2005 (the “Record Date”), will be entitled to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, 195,778,902 shares of Teradyne’s Common Stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Delivery of a proxy will not in any way affect a shareholder’s right to attend the Annual Meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Secretary delivered at any time before it is exercised, including at the Annual Meeting.

The persons named as attorneys in the proxies are officers of Teradyne. All properly completed proxies returned in time to be cast at the Annual Meeting will be voted. With respect to the election of directors, any shareholder submitting a proxy has a right to withhold authority to vote for any individual nominee by writing that nominee’s name in the space provided on the proxy. The proxies will be voted as stated herein under “Election of Directors.” In addition to the election of directors, the shareholders will consider and vote upon a proposal to ratify the selection of independent auditors. Where a choice has been specified on the proxy with respect to this matter, the shares represented by the proxy will be voted in accordance with the specification and will be voted FOR if no specification is indicated. Shareholders may vote in one of the following three ways: (1) by completing, signing and dating the enclosed proxy card and returning it in the enclosed stamped envelope by return mail, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

A majority in interest of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at the meeting. On all other matters being submitted to shareholders, an affirmative vote of at least a majority of the shares present, or represented, and entitled to vote at the meeting is required for approval. An automated system administered by Teradyne’s transfer agent tabulates the votes. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are included in the number of shares present, or represented, and voting on each separate matter. Broker “non-votes” are not so included.

The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. See “Shareholder Proposals and Board Candidates” herein.

An Annual Report to Shareholders containing financial statements for the fiscal year ended December 31, 2004 has been mailed to all shareholders entitled to vote at the Annual Meeting. This proxy statement and the accompanying proxy were first mailed to shareholders on or about April 18, 2005.

ELECTION OF DIRECTORS

Teradyne’s Board of Directors presently consists of eight members, six of whom are independent directors and seven of whom are non-employee directors. The Board is divided into three classes. Each class serves for a term of three years, with the terms of office of the directors in the respective classes expiring in successive years. The present term of office for the directors in Class I expires at the Annual Meeting. The Board of Directors, based on the recommendation of its Nominating and Corporate Governance Committee, has nominated for re-election as directors at the Annual Meeting Messrs. Bagley, Bradley and O’Reilly, each of whom is a Class I director. Mr. Bradley was appointed to the Board of Directors in 2004, and Messrs. Bagley and O’Reilly were re-elected at the Annual Meeting of Shareholders held May 23, 2002.

If re-elected, the Class I nominees will hold office until the Annual Meeting of Shareholders to be held in 2008, and until their successors are elected and qualified or until their earlier resignation or removal. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the Class I nominees. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if that should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s By-Laws) or the Board of Directors will fix the number of directors at a lesser number.

The following table sets forth the nominees to be elected at the Annual Meeting and the other current directors, the year each nominee or director was first appointed or elected a director, the principal occupation of each of the nominees and directors during at least the past five years, and the age of each of the nominees and directors.

Nominee’s or Director’s Name and Year Nominee or Director First Became Director	Principal Occupation and Business Experience During the Past Five Years	Year Term Will Expire /Class
George W. Chamillard 1996	Chairman of the Board of Directors(1)	2006/II
James W. Bagley 1996	Director(2)	2005/I
Michael A. Bradley 2004	Director, President and Chief Executive Officer(3)	2005/I

Albert Carnesale 1993	Director(4)	2006/II
Vincent M. O’Reilly 1998	Director(5)	2005/I
Paul J. Tufano 2005	Director(6)	2007/III
Roy A. Vallee 2000	Director(7)	2006/II
Patricia S. Wolpert 1996	Director(8)	2007/III

(1)	Mr. Chamillard, 66, has served as Chairman of the Board of Directors since May 2000. He was Chief Executive Officer of Teradyne from May 1997 until May 2004. Mr. Chamillard served as President of Teradyne from January 1996 until May 2003 and has been a director of Teradyne since January 1996. He served as Chief Operating Officer of Teradyne from January 1996 until May 1997 and as Executive Vice President of Teradyne from January 1994 until January 1996. Prior to that time, he served as a Vice President of Teradyne. Mr. Chamillard is also a director of Mercury Computer Systems, Inc. Mercury Computer Systems is a customer of Teradyne. Such relationship is not material.

(2)	Mr. Bagley, 66, has served as Chairman of the Board of Directors of Lam Research Corporation since October 1998 and as Chief Executive Officer since July 1997. He served as Chairman and Chief Executive Officer of OnTrak Systems, Inc. from May 1996 until July 1997. From November 1981 until May 1996, Mr. Bagley served in various capacities at Applied Materials, Inc., including President and Chief Operating Officer from 1987 through 1994, Vice Chairman and Chief Operating Officer from January 1994 until October 1995, and Vice Chairman from October 1995 until May 1996. Mr. Bagley is also a director of Micron Technology, Inc. Micron Technology is a customer of and supplier to Teradyne. Such relationship is not material.

(3)	Mr. Bradley, 56, has served as a Director of Teradyne since April 2004 and as Chief Executive Officer of Teradyne since May 2004 and as President of Teradyne since May 2003. He served as President of Teradyne’s Semiconductor Test Division from April 2001 until May 2003 and as Teradyne’s Chief Financial Officer from July 1999 until April 2001. He served in various Vice President positions within Teradyne from 1992 until 2001. Mr. Bradley is also a director of Mykrolis Corporation.

(4)	Mr. Carnesale, 68, has served as Chancellor of the University of California, Los Angeles since July 1997. He served as Provost of Harvard University from October 1994 until June 1997 and was the Dean of the John F. Kennedy School of Government from November 1991 through December 1995 where he also served as Professor of Public Policy from 1974 through 1995.

(5)	Mr. O’Reilly, 68, has served as a Distinguished Senior Lecturer at the Carroll Graduate School of Management of Boston College since October 1997. From 1969 until his retirement in September 1997, he was a partner, Chief Operating Officer or Vice-Chairman at Coopers & Lybrand L.L.P. Mr. O’Reilly is also a director of the Neiman Marcus Group, Inc. and Eaton Vance Corp.

(6)	Mr. Tufano, 51, served as President and Chief Executive Officer at Maxtor Corporation from February 2003 to November 2004. Prior to that time, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano held a variety of management positions in finance and operations at International Business Machines Corporation (“IBM”).

(7)	Mr. Vallee, 52, has been Chairman of the Board of Directors and Chief Executive Officer of Avnet, Inc. since July 1998. From November 1992 until July 1998, he was Vice Chairman of the Board of Directors of Avnet and served as President and Chief Operating Officer of Avnet from March 1992 until July 1998. Mr. Vallee is also a director of Synopsys, Inc. Avnet is a supplier to Teradyne. Synopsys is a customer of and supplier to Teradyne. None of such relationships is material.

(8)	Ms. Wolpert, 55, has served as the owner of Wolpert Consulting LLC since October 2003. From December 2001 until her retirement in March 2003, she served as Vice President, Sales Transformation, Americas at IBM. From June 2000 until December 2001, Ms. Wolpert served as Vice President, Central Region, Americas at IBM and from January 1999 until June 2000, served as Vice President, Business Operations, Americas. From January 1993 until December 1998, she served in various capacities at IBM, including General Manager System Sales, Latin America; Executive Assistant to the Chairman’s Office; General Manager, Northeast Area; Vice President of Operations, Northeast Area; and General Manager, Northern New England.

BOARD OF DIRECTORS AND COMMITTEE MATTERS

Determination of Director Independence

All members of the Board of Directors are independent directors except Mr. Chamillard, Teradyne’s Chairman, and Mr. Bradley, Teradyne’s Chief Executive Officer and President. On December 31, 2004, Mr. Chamillard retired as an employee of Teradyne and on January 1, 2005 he became a non-employee director. Messrs. Chamillard and Bradley do not and have not participated in any action of the Board relating to their compensation as employees or any other matter requiring action by only independent directors. The Board of Directors has determined that each of the independent directors meets the categorical standards adopted by the Board of Directors to determine director independence. These categorical standards for determining independence are attached as Appendix A to this proxy statement and are also available on Teradyne’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

Board Meetings

The Board of Directors met six times and took action by unanimous written consent twice during the fiscal year ended December 31, 2004. The independent directors held executive sessions in which they met without management after four of the regularly scheduled Board meetings during 2004. Each independent director serves from time to time as the presiding director at each executive session as service rotates among directors on a per meeting basis. During 2004, each director attended at least 75% of the total number of meetings of the Board of Directors and the total number of meetings of all the committees of the Board on which they serve. Under Teradyne’s Corporate Governance Guidelines, each member of the Board is expected to attend the annual meeting of shareholders. All directors attended Teradyne’s 2004 Annual Meeting of Shareholders.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The members of each committee are appointed by the Board and are set forth below in this proxy statement. Actions taken by any committee of the Board are reported to the Board, usually at the next Board meeting following a committee meeting.

Copies of the Audit Committee Charter, the Compensation Committee Charter, and the Nominating and Corporate Governance Committee Charter are posted on Teradyne’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link and are also available upon written request to Teradyne, Inc., 321 Harrison Avenue, Boston, Massachusetts 02118, Attention: Investor Relations. Each committee annually reviews its charter and performs a self-evaluation. All members of all committees are independent directors.

Audit Committee

During fiscal year 2004, the Audit Committee consisted of Messrs. Mulroney (Chair), Carnesale and O’Reilly. Mr. Mulroney served on the Audit Committee and as its Chair until his death in September 2004. Following Mr. Mulroney’s death, the Board appointed Mr. Bagley as a member and Chair of the Audit Committee. Since September 2004, the Audit Committee has and continues to consist of Messrs. Bagley (Chair), Carnesale and O’Reilly, each of whom meet the independence requirements promulgated by the SEC, including Rule 10A-3(b)(1) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.02 of the NYSE corporate governance rules. In addition, Teradyne’s Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. O’Reilly is an “audit committee financial expert” as defined in the rules and regulations promulgated under the Exchange Act. The Audit Committee’s oversight responsibilities include matters relating to Teradyne’s financial disclosure and reporting process, including the system of internal controls, the performance of Teradyne’s internal audit function, compliance with legal and regulatory requirements, and the appointment and activities of Teradyne’s independent auditors. The Audit Committee met eleven times during 2004. The responsibilities of the Audit Committee and its activities during 2004 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee consists of Messrs. Bagley and Vallee and Ms. Wolpert (Chair), each of whom meet the independence requirements promulgated by the SEC, including Rule 10A-3(b)(1) pursuant to the Exchange Act, and Section 303A.02 of the NYSE corporate governance rules. Among other things, the Compensation Committee administers Teradyne’s stock option plans and certain other benefit plans, and is responsible for evaluating performance of and setting compensation for the Chief Executive Officer, and reviewing and approving the compensation of the other executive officers. The Compensation Committee met five times during 2004. The responsibilities of the Compensation Committee and its activities during 2004 are more fully described in the Compensation Committee Report contained in this proxy statement.

Nominating and Corporate Governance Committee

During fiscal year 2004, the Nominating and Corporate Governance Committee consisted of Messrs. Carnesale (Chair) and Mulroney. Mr. Mulroney served on the Nominating and Corporate Governance Committee until his death in September 2004. Following Mr. Mulroney’s death, the Board appointed Mr. Vallee as a member of the Nominating and Corporate Governance Committee. Since September 2004, the Nominating and Corporate Governance Committee has and continues to consist of Messrs. Carnesale (Chair) and Vallee, each of whom meet the independence requirements promulgated by the SEC, including Rule 10A-3(b)(1) pursuant to the Exchange Act, and Section 303A.02 of the NYSE corporate governance rules. The purpose of the Nominating and Corporate Governance Committee is to identify individuals qualified to become Board members, recommend to the Board the nominees for election or re-election as directors at the annual meeting of shareholders, develop and recommend to the Board a set of corporate governance principles, oversee and advise the Board with respect to corporate governance matters, and oversee the evaluation of the Board. The Nominating and Corporate Governance Committee identifies Board candidates through numerous sources, including recommendations from existing Board members, executive officers, and shareholders of Teradyne. Additionally, the Nominating and Corporate Governance Committee may identify candidates through engagements with executive search firms. The Nominating and Corporate Governance Committee met six times during 2004. The Nominating and Corporate Governance Committee recommended, and the Board of Directors adopted, categorical standards for determining director independence, a copy of which is attached as Appendix A and which are posted on Teradyne’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link and are also available upon written request to Teradyne, Inc., 321 Harrison Avenue, Boston, Massachusetts 02118, Attention: Investor Relations.

Qualifications of Director Candidates. In evaluating the suitability of individuals for Board membership, the Nominating and Corporate Governance Committee takes into account many factors, including whether the individual meets the requirements for independence, his or her professional expertise and educational background, and other factors that promote diversity of views and experience. The Nominating and Corporate Governance Committee evaluates each individual in the context of the entire Board, with the objective of recommending nominees who can best further the success of Teradyne’s business and represent shareholder interests. In furtherance of the foregoing, nominees recommended for director by the Nominating and Corporate Governance Committee or by shareholders must, at a minimum, meet the criteria established by the Nominating and Corporate Governance Committee. A copy of these criteria are posted on Teradyne’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link and are also available upon written request to Teradyne, Inc., 321 Harrison Avenue, Boston, Massachusetts 02118, Attention: Investor Relations.

Procedures for Shareholders to Recommend Director Candidates. Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the Teradyne Nominating and Corporate Governance Committee, 321 Harrison Avenue, Boston, Massachusetts 02118. Teradyne shareholders wishing to nominate directors may do so by submitting a written notice to the Secretary of Teradyne at the same address in accordance with the nomination procedures set forth in Teradyne’s By-Laws. The procedures are summarized in this proxy statement under the heading “Shareholder Proposals and Board Candidates.” The Secretary will provide the notice to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by shareholders and other nominees.

Process for Shareholders to Communicate with Non-Management Directors. Shareholders who wish to communicate with the Board may do so by writing to Non-Management Directors, Board of Directors, Teradyne, Inc., 321 Harrison Avenue, Boston, Massachusetts 02118 or to nonmanagementdirectors@teradyne.com. The non-management directors have established procedures for handling communications from shareholders and have directed Teradyne’s Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its committees are forwarded to the non-management directors. Communications that relate to matters that are within the responsibility of one of the Board committees are also to be forwarded to the chair of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as consumer complaints, are sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but are made available to any non-management director who wishes to review them.

Availability of Corporate Governance Documents

Teradyne’s Corporate Governance Guidelines and its Standards of Business Conduct (“Ethics Policy”) for all directors and all employees of Teradyne, including executive officers, as well as any waivers thereof granted to directors and executive officers, if any, and the charters for Teradyne’s Board of Directors committees are available on Teradyne’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link, or in print by writing to Teradyne, Inc., 321 Harrison Ave., Boston, MA 02118, Attention: Investor Relations.

Director Compensation

All non-employee directors are compensated at the rate of $45,000 per year, except the Chairman, who, beginning in 2005, is compensated at the rate of $90,000 per year. Non-employee directors are reimbursed for reasonable expenses for travel and lodging in connection with attendance at meetings. Non-employee directors who serve as chair of a committee of the Board of Directors receive an additional $5,000 per year. Directors who are employees of Teradyne receive no compensation in their capacity as a director. Pursuant to the Teradyne Deferral Plan for Non-Employee Directors (the “Deferral Plan”), non-employee directors may elect to defer their cash compensation and have the cash invested into a notational interest bearing account (based on ten year treasury note interest rates) or Teradyne deferred stock unit account (“DSU”) and receive either the cash value of the notational account or the Teradyne Common Stock underlying the DSU within ninety (90) days of the date they no longer serve as a Director. Any such Teradyne Common Stock received by non-employee directors pursuant to the Deferral Plan is granted under Teradyne’s 1997 Employee Stock Option Plan.

Each non-employee director also is entitled to participate in the Teradyne 1996 Non-Employee Director Stock Option Plan, as amended (the “Director Plan”), which is a shareholder approved plan. Under the Director Plan, Teradyne is authorized to issue options to purchase up to a maximum of 1,600,000 shares of Teradyne Common Stock. The Director Plan historically has and continues to provides for the automatic grant of stock options to each non-employee director upon initial election and annually thereafter during their director term. Currently, the Director Plan provides for the following automatic stock option grants:

(i)	on the date of election, an option to purchase 25,000 shares of Teradyne Common Stock to each non-employee director who becomes a member of the Board of Directors on or after January 1, 2004 (“Initial Grant”);

(ii)	on the first Monday in February in each year beginning in 2004 and continuing throughout the term of the Director Plan, an option to purchase 15,000 shares of Teradyne Common Stock to each non-employee Director (“Annual Grant”); and

(iii)	on the first Monday in February in each year beginning in 2005 and continuing throughout the term of the Director Plan, an option to purchase 30,000 shares of Teradyne Common Stock to the non-employee Chairman of the Board of Directors (“Chair”) in lieu of the Annual Grant (“Annual Chair Grant”).

In 2004, the Director Plan was administered by the Compensation Committee of the Board of Directors of Teradyne. Options granted under the Director Plan must be non-qualified stock options (“NQOs”). The exercise price per share for all options granted under the Director Plan is equal to the fair market value per share of Teradyne Common Stock on the grant date. Options granted under the Director Plan prior to January 2002 expire five years from the grant date and options granted thereafter expire seven years from the grant date. Options granted under the Director Plan prior to February 5, 2001 become vested and exercisable at the rate of 25% per year and options granted on or after February 5, 2001 are immediately vested and exercisable. Generally, if an optionee ceases to be a director of Teradyne other than by reason of death, no further installments of his or her options become exercisable and the options terminate after three months. However, under certain circumstances, unless a board member becomes a director of a competitor of Teradyne, if the board member goes into government service or retires from the Board of Directors, such option may be exercised prior to its original expiration date.

As of December 31, 2004, options to purchase 514,250 shares of Teradyne Common Stock were outstanding under the Director Plan at a weighted average exercise price of $40.962 per share.

Non-Employee Director Stock Ownership Guidelines

In 2003 the Compensation Committee, in conjunction with Teradyne’s Nominating and Corporate Governance Committee, established stock ownership guidelines for all non-employee directors and the Board of Directors approved the stock ownership guidelines. Teradyne’s stock ownership guidelines are designed to align the interests of Teradyne’s directors with those of its shareholders and to ensure that the directors have a financial stake in Teradyne’s success. The stock ownership guidelines provide that each non-employee director should attain and maintain an investment level in Teradyne’s stock equal to three times the director’s annual cash retainer. Such investment levels should be attained within five years from the later of the date of Teradyne’s adoption of the ownership guidelines and the director’s initial election to the Board. Shares owned by a non-employee director, shares held in trust over which the non-employee director has or shares investment and voting power, and shares issuable to the non-employee director pursuant to the Deferral Plan are counted towards attaining the required investment level. Options, whether vested or unvested, do not count.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of April 4, 2005 information relating to the beneficial ownership of Teradyne’s Common Stock by each director, each executive officer named in the Summary Compensation Table on page 12, and by all directors and executive officers as a group.

Name	Amount and Nature of Ownership(1)(2)	Percent of Class
James W. Bagley(3)	147,624	*
Gregory R. Beecher	310,541	*
Michael A. Bradley(4)	552,968	*
Albert Carnesale	71,300	*
John M. Casey	292,961	*
George W. Chamillard(5)	1,368,312	*
Vincent M. O’Reilly	62,699	*
Edward Rogas, Jr.(6)	440,843	*
Richard E. Schneider(7)	283,163	*
Paul J. Tufano	25,000	*
Roy A. Vallee(8)	88,862	*
Patricia S. Wolpert(9)	87,800	*
All executive officers and directors as a group (16 people consisting of 9 executive officers and 7 non-employee directors)(10)	3,982,817	2.03%

*	less than 1%

(1)	Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 321 Harrison Avenue, Boston, Massachusetts 02118.

(2)	Includes shares of Common Stock which have not been issued but which either (i) are subject to options which either are presently exercisable or will become exercisable within 60 days of April 4, 2005, or (ii) with respect to certain non-employee directors, are issuable pursuant to the Deferral Plan within 90 days of the date the non-employee director ceases to serve as such, as follows: Mr. Bagley, 79,444 shares (including 8,944 shares issuable pursuant to the Deferral Plan); Mr. Beecher, 306,461 shares; Mr. Bradley, 486,381 shares; Mr. Carnesale, 70,500 shares; Mr. Casey, 239,971 shares; Mr. Chamillard, 1,122,569 shares; Mr. O’Reilly, 61,699 shares (including 1,199 shares issuable pursuant to the Deferral Plan); Mr. Rogas, 350,381 shares; Mr. Schneider, 261,961 shares; Mr. Tufano 25,000 shares; Mr. Vallee, 86,862 shares (including 7,362 shares issuable pursuant to the Deferral Plan); Ms. Wolpert, 70,500 shares; all directors and executive officers as a group, 3,393,415 shares (including 17,505 shares issuable pursuant to the Deferral Plan).

(3)	Includes 68,180 shares of Common Stock held in a family trust for the benefit of Mr. Bagley and his wife.

(4)	Includes 66,587 shares of Common Stock over which Mr. Bradley shares voting and dispositive power.

(5)	Includes 3,456 shares of Common Stock over which Mr. Chamillard shares voting and dispositive power.

(6)	Includes 89,472 shares of Common Stock held in a family trust for the benefit of Mr. Rogas, his wife and children.

(7)	Includes 16,305 shares of Common Stock over which Mr. Schneider shares voting and dispositive power.

(8)	Includes 2,000 shares of Common Stock held in a family trust for the benefit of Mr. Vallee and his wife.

(9)	Includes 3,000 shares of Common Stock held by Ms. Wolpert’s husband. This footnote has been corrected from 2004 to eliminate the disclaimer of beneficial ownership.

(10)	The group is comprised of the individuals named in the Summary Compensation Table on page 12, the remaining executive officers of Teradyne, and those persons who were directors of Teradyne on April 4, 2005. Includes (i) an aggregate of 3,393,415 shares of Common Stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of April 4, 2005 granted under Teradyne’s stock plans and (ii) an aggregate of 17,505 shares of Common Stock issuable to non-employee directors pursuant to the Deferral Plan.

Listed below are certain persons who, based upon Schedule 13G and 13G/A filings made since December 31, 2004, own beneficially, as of the dates indicated below, more than five percent of Teradyne’s Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Capital Group International, Inc.(1)	29,123,110	15.0%
11100 Santa Monica Boulevard, 15th Floor Los Angeles, California 90025

FMR Corp.(2)	27,306,895	14.1%
82 Devonshire Street Boston, Massachusetts 02109

Wellington Management Company, LLP(3)	13,846,193	7.1%
75 State Street Boston, Massachusetts 02109

Capital Guardian Trust Company (4)	13,324,700	6.9%
11100 Santa Monica Boulevard Los Angeles, California 90025

(1)	According to a Schedule 13G/A filed on February 14, 2005, Capital Group International, Inc. (“Capital Group”) had, as of February 11, 2005, sole dispositive power with respect to all of the shares and sole voting power with respect to 22,541,540 shares. Capital Group is the parent holding company of a group of investment management companies including the bank, Capital Guardian Trust Company, discussed in Note (4) below, that hold investment power and, in some cases, voting power over the shares. Capital Group does not have direct investment power or voting power over any of the shares, however, Capital Group may be deemed to “beneficially own” such shares by virtue of Rule 13d-3 under the Exchange Act. Shares held by Capital Guardian Trust Company as discussed in Note (4) below are included in Capital Group’s holdings.

(2)	According to a Schedule 13G/A filed on February 14, 2005, FMR Corp. had sole dispositive power with respect to all of the shares and sole voting power with respect to 1,482,953 shares, as of December 31, 2004. Fidelity Management and Research Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 25,821,784 shares.

(3)	According to a Schedule 13G filed on February 14, 2005, Wellington Management Company, LLP had sole dispositive power and sole voting power with respect to none of the shares, shared voting power with respect to 7,715,693 shares and shared dispositive power with respect to all of the shares, as of February 14, 2005.

(4)	According to a Schedule 13G/A filed on February 14, 2005, Capital Guardian Trust Company, a subsidiary bank of the Capital Group discussed in Note (1) above, had sole dispositive power with respect to 13,324,700 shares, and sole voting power with respect to 9,883,650 shares, as of February 11, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Teradyne’s directors, executive officers and any person who owns more than 10% of Teradyne’s Common Stock to file reports of initial Common Stock ownership and changes in Common Stock ownership with the SEC and the NYSE. Such persons are required by SEC regulations to furnish Teradyne with copies of all Section 16(a) forms that they file. Based solely on a review of these forms and written representations received by Teradyne from its directors and executive officers, Teradyne believes that during the year January 1, 2004 through December 31, 2004, all Section 16 filing requirements were met.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth the compensation for the three fiscal years most recently ended received by Teradyne’s Chief Executive Officer, Teradyne’s Chairman and former Chief Executive Officer and its four other most highly compensated executive officers (collectively referred to as the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation Awards Securities Underlying Options/SARs(#)	All Other Compensation (3)
Name And Principal Position	Year	Salary (1)	Bonus(2)
George W. Chamillard	2004	$476,273	$552,284	250,000	$188,026
Chairman of the Board of Directors(4)	2003	608,400	395,460	300,000	41,308
	2002	591,500	344,760	300,000	37,156

Michael A. Bradley	2004	477,000	595,186	450,000	35,827
Chief Executive Officer & President(5)	2003	368,325	234,260	115,000	22,011
	2002	332,650	192,319	115,000	18,711

Edward Rogas, Jr.	2004	398,502	385,421	110,000	29,261
Senior Vice President	2003	355,050	192,319	115,000	21,768
	2002	341,006	192,319	115,000	19,735

Gregory R. Beecher	2004	317,863	315,941	95,000	32,093
Vice President and	2003	260,357	148,339	100,000	21,853
Chief Financial Officer	2002	240,000	133,714	100,000	20,410

Richard E. Schneider	2004	312,193	305,856	95,000	35,809
President, Connection Systems Division	2003	260,357	148,339	100,000	12,148
	2002	240,000	133,714	100,000	11,690

John M. Casey	2004	315,000	301,440	76,000	230,850
Senior Vice President(6)	2003	283,500	143,325	80,000	177,090
	2002	275,625	143,325	80,000	1,861

(1)	The amounts in the “Salary” column represent the annual base salary for each of the Named Executive Officers, which is paid monthly.

(2)	The amounts in the “Bonus” column represent payments made under Teradyne’s Variable Compensation Plan for 2002 through 2005 and Teradyne’s Cash Profit Sharing Plan for 2004. No payments were made under Teradyne’s Cash Profit Sharing Plan in either 2002 or 2003. The amounts representing the Variable Compensation Plan and Cash Profit Sharing Plan payments for 2004 are, respectively, as follows: Mr. Chamillard: $495,593 and $56,691; Mr. Bradley: $548,550 and $46,636; Mr. Rogas: $347,160 and $38,261; Mr. Beecher: $285,867 and $30,074; Mr. Schneider: $276,086 and $29,770, and Mr. Casey: $271,688 and $29,753.

(3)	The amounts in the “All Other Compensation” column include matching contributions made by Teradyne to the named executive officers pursuant to Teradyne’s Savings Plan (401(k) savings plan) and Supplemental Savings Plan as follows for the years ended 2004, 2003 and 2002, respectively: Mr. Chamillard: $33,536, $28,595, $27,479; Mr. Bradley: $27,461, $16,819, $14,579; Mr. Rogas: $23,176, $16,421, $15,077; Mr. Beecher: $29,563, $19,704, $18,629; Mr. Schneider: $29,237, $10,000, $10,000; and Mr. Casey: $18,393, $1,772, $0. Also included in the “All Other Compensation” column is the imputed dollar value of insurance premiums relating to Teradyne’s split dollar life insurance policies as follows for the years ended 2004, 2003 and 2002, respectively: Mr. Chamillard: $14,090, $12,713, and $9,677; Mr. Bradley: $8,366, $5,192, and $4,132; Mr. Rogas: $6,085, $5,347, and $4,658; Mr. Beecher: $2,530, $2,149 and $1,781; Mr. Schneider: $6,572, $2,148, and $1,690 and Mr. Casey: $2,462, $2,134, and $1,861. With respect to Mr. Chamillard, the amount included in “All Other Compensation” for the year ended 2004 also includes $140,400 for unused vacation time payable to Mr. Chamillard upon his retirement on December 31, 2004, consistent with Teradyne’s accrued vacation policy for all employees upon retirement. With respect to Mr. Casey, the amounts included in “All Other Compensation” for the years ended 2004 and 2003 (revised) also include $209,995 and $173,184, respectively, in relocation expenses for 2004 and 2003 relating to Mr. Casey’s moves within the U.S. and to China. Previously reported “All Other Compensation” amounts for Mr. Casey for fiscal year ended 2003 were revised.

(4)	Mr. Chamillard also served as President of Teradyne until May 21, 2003. On May 27, 2004, Mr. Chamillard resigned as Chief Executive Officer of Teradyne, but remained an employee of Teradyne until December 31, 2004. As a result of this change, the Compensation Committee made certain compensation decisions relating to Mr. Chamillard’s 2004 compensation. (Please refer to the “CEO Compensation” portion of the Compensation Committee Report). On January 1, 2005, Mr. Chamillard became a non-employee director. As a non-employee director and Chairman of the Board, Mr. Chamillard became eligible for and began receiving the cash and equity compensation described herein under “Director Compensation”.

(5)	Mr. Bradley served as President of Teradyne’s Semiconductor Test Division until May 21, 2003. Mr. Bradley was appointed President of Teradyne on May 22, 2003 and elected as a director of Teradyne on April 1, 2004. Mr. Bradley became Chief Executive Officer of Teradyne on May 27, 2004. As a result of this change, the Compensation Committee made certain compensation decisions relating to Mr. Bradley’s 2004 compensation. (Please refer to the “CEO Compensation” portion of the Compensation Committee Report).

(6)	Mr. Casey served as President of Teradyne’s Circuit Board Test and Inspection Division (now known as the Assembly Test Division) during 2003 and until January 8, 2004. Mr. Casey was appointed Senior Vice President of Teradyne on January 9, 2004.

The following table provides information with respect to Teradyne stock option grants to the Named Executive Officers in 2004. Teradyne did not grant any stock appreciation rights in 2004.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted to Employees in Fiscal Year	Exercise Price($/ share)	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation Over the Option Term(2)
Name					5%	10%
George W. Chamillard	250,000	3.60%	$27.06	1/28/11	$2,754,034	$6,418,071
Michael A. Bradley	150,000	2.16%	27.06	1/28/11	1,652,421	3,850,843
	300,000	4.32%	21.91	5/27/11	2,675,871	6,235,917
Edward Rogas, Jr.	110,000	1.59%	27.06	1/28/11	1,211,775	2,823,951
Gregory R. Beecher	95,000	1.37%	27.06	1/28/11	1,046,533	2,438,867
Richard E. Schneider	95,000	1.37%	27.06	1/28/11	1,046,533	2,438,867
John M. Casey	76,000	1.10%	27.06	1/28/11	837,226	1,951,094

(1)	Stock options were granted under Teradyne’s 1991 and 1997 Employee Stock Option Plans at an exercise price equal to the fair market value of Teradyne’s Common Stock on the grant date. The stock options granted to the Named Executive Officers in 2004 have a term of seven years from the grant date and become vested and exercisable as follows: 20% on the grant date and 20% on each anniversary of the grant date.

(2)	Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) of Teradyne’s Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the SEC and do not reflect Teradyne’s estimate of future stock price increases. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of Teradyne’s Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

The following table provides information on stock option exercises in 2004 by the Named Executive Officers and the value of each such officer’s unexercised options at December 31, 2004.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

	Shares Acquired on Option Exercises During 2004	Value Realized	Number of Securities Underlying Unexercised Options Held at December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004(1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

George W. Chamillard	0	$0	982,569	620,000	$649,200	$973,800

Michael A. Bradley	0	0	373,381	498,000	248,860	373,290

Edward Rogas, Jr.	0	0	305,381	226,000	248,860	373,290

Gregory R. Beecher	0	0	236,211	214,750	216,400	324,600

Richard E. Schneider	0	0	222,961	192,000	216,400	324,600

John M. Casey	0	0	208,771	153,300	173,120	259,680

(1)	Option values are based on a stock price of $17.07, the closing price of Teradyne’s Common Stock on December 31, 2004.

Retirement Benefits

Teradyne established a Retirement Plan on January 1, 1980 for the purpose of providing a lifetime annual income upon retirement to substantially all employees who were employed by Teradyne prior to January 1, 2000, including officers of Teradyne and its United States subsidiaries. Membership in the Retirement Plan began after one year of employment with Teradyne and was closed to new members on January 1, 2000. The Retirement Plan, which is a defined benefit plan, provides for credit toward retirement income for years of employment with Teradyne prior to January 1, 2000 based upon a formula tied to average compensation from 1995 through 1999. For years of service after December 31, 1999, credit towards retirement income is determined on a yearly basis and is equal to the sum for each year of credited service under the Retirement Plan of (1) .75% of the employee’s compensation for the year which is under the defined covered compensation for the year and (2) 1.5% of the amount of the employee’s compensation for the year that exceeds the covered compensation for the year. The covered compensation under the Retirement Plan is based on the average of the social security wage basis in effect during the thirty-five years up to and including normal retirement age. However, federal tax law limitations on the total amount of benefits which a participant may receive under qualified retirement plans may limit some participants’ benefits under the Retirement Plan.

Under the Retirement Plan, accumulated annual retirement income vests partially after three years of service with Teradyne and becomes fully vested after seven years of service or upon normal, early or disability retirement. Benefits are payable in the form of a lifetime or defined period annuity commencing either at normal retirement age, upon early retirement or upon disability. In addition to receiving pension benefits, U.S. employees, including officers, who meet retirement eligibility requirements as of their termination date may also participate in Teradyne’s Welfare Plan, which includes death and medical and dental benefits up to age 65. Death benefits provide a fixed sum to retirees’ survivors and is available to all employees.

Teradyne also maintains the Teradyne Supplemental Executive Retirement Plan (the “SERP”) which provides eligible employees with retirement benefits in excess of levels allowed by the ERISA and the Internal Revenue Code (“IRC”) and supplements the benefits payable to such eligible employees from the Retirement Plan. The SERP is unfunded and provides deferred compensation for eligible employees, including officers. Eligible executives of Teradyne who have elected to participate in the SERP are entitled to receive annual pensions upon retirement at a rate based on annual model compensation. Under the SERP, annual pensions for Messrs. Chamillard, Bradley, Rogas, Casey and Schneider and other employees are computed based on model compensation. (See discussion of model compensation under the Compensation Committee Report.)

PENSION PLAN TABLE

	Years of Service/Amount of Annual Benefit
Five Year Average Compensation	10	15	20	25	30	35	40
500,000	66,700	100,100	133,500	166,800	200,200	233,600	267,000
600,000	80,700	121,100	161,500	201,800	242,200	282,600	323,000
700,000	94,700	142,100	189,500	236,800	284,200	331,600	379,000
800,000	108,700	163,100	217,500	271,800	326,200	380,600	435,000
900,000	122,700	184,100	245,500	306,800	368,200	429,600	491,000
1,000,000	136,700	205,100	273,500	341,800	410,200	478,600	547,000
1,100,000	150,700	226,100	301,500	376,800	452,200	527,600	603,000
1,200,000	164,700	247,100	329,500	411,800	494,200	576,600	659,000
1,300,000	178,700	268,100	357,500	446,800	536,200	625,600	715,000
1,400,000	192,700	289,100	385,500	481,800	578,200	674,600	771,000
1,500,000	206,700	310,100	413,500	516,800	620,200	723,600	827,000
1,600,000	220,700	331,100	441,500	551,800	662,200	772,600	883,000
1,700,000	234,700	352,100	469,500	586,800	704,200	821,600	939,000

The SERP pension formula is identical to that of the Retirement Plan, except an employee’s annual pension is based on the employee’s highest consecutive sixty (60) months of model compensation. The resulting benefit is reduced by the benefit received from the Retirement Plan. The above table shows the estimated annual benefits payable to covered participants in the United States upon retirement at age 65 under both the Retirement Plan and the SERP. The amounts shown are computed on a single life annuity basis and are not subject to deductions for Social Security benefits or other amounts. Remuneration for purposes of the table is based upon an employee’s average model compensation for the five-year period preceding retirement.

The Named Executive Officers have been credited as of January 1, 2005 with the following years of service under the Retirement Plan and SERP: Mr. Chamillard, 35.8 years; Mr. Bradley, 26 years; Mr. Rogas, 28.5 years; Mr. Casey, 27.9 years and Mr. Schneider, 16.7 years (Mr. Schneider elected to discontinue Retirement Plan participation in 2000). Mr. Beecher is not a participant in the Retirement Plan or the SERP.

In 1999, Teradyne offered all eligible domestic employees participating in the Retirement Plan a choice to either continue to be eligible for and to continue to accrue benefits under the Retirement Plan or to have the Retirement Plan benefits stop accruing and instead become eligible for an increased matching contribution by Teradyne under the Teradyne Savings Plan, also known as the 401(k) savings plan. The accrued Retirement Plan benefits of those employees who elected the increased matching option were frozen on January 1, 2000. In addition, beginning in the year 2000, all newly hired Teradyne employees participate exclusively in this Savings Plan in lieu of participating in the Retirement Plan.

The Teradyne Savings Plan, originally established in 1973 and amended and restated as of January 1, 1997, is open to participation by all employees, including officers of Teradyne. Under the Savings Plan employees may elect to invest up to 20% (previously 15% in 2004) of their annual pre-tax or post tax salary in a broad and varied range of investment choices, each managed externally, and Teradyne will match at least $1 for every $1 contributed by the employee each year, up to five percent (5%) of the employee’s compensation, if the employee elected to have the

Retirement Plan benefits stop accruing as of December 31, 1999 or if the employee was hired on or after November 1999. If the employee elected to have the Retirement Plan benefits continue accruing as of January 1, 2000, then Teradyne will match fifty percent (50%) of every $1 contributed by the employee each year, up to six percent (6%) of the employee’s contribution. Teradyne’s contribution vest 25% per year for the first four years of employment and contributions for those employees with more than four years of service vest immediately. Upon the participant’s retirement, disability or death, the participants account is distributed to the participant or to the participant’s beneficiary in the case of the participant’s death. If the participant’s employment with Teradyne terminates for any reason other than the participant’s retirement, disability or death, the participant is entitled to a distribution of the full amount of the participant’s account, except for the unvested portion of the employer’s matching contribution.

Teradyne also maintains a Supplemental Savings Plan which allows certain eligible employees who are actively employed by Teradyne on or after December 1, 1994 to defer compensation in excess of limits under the Teradyne Savings Plan and to receive supplemental matching contributions from Teradyne. In addition, employees who participate in the variable compensation plan may defer up to 80% of each year’s variable compensation payment into the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or “highly compensated employees” as described in the Employment Retirement Income Security Act (“ERISA”). In general, under the Supplemental Savings Plan, distribution of the deferrals and the vested matching contributions are made in one lump sum upon the participant’s retirement, disability, or other termination of employment. In addition to the conditions of the Supplemental Savings Plan itself, certain restrictions are imposed by the American Jobs Creation Act of 2004 regarding when participants will receive distributions under the Supplemental Savings Plan.

Change in Control Arrangements

Teradyne has Executive Officer Change in Control Agreements with certain of its executive officers, including each of the Named Executive Officers. In the event that Teradyne experiences a “Change in Control” (as defined in the Executive Officer Change in Control Agreements) and, within 24 months of the Change in Control a Named Executive Officer is terminated without “Cause” or if he or she terminates employment with “Good Reason” (each as defined in the Executive Officer Change in Control Agreements), such Named Executive Officer will receive the following benefits: (i) the full acceleration of the vesting of his or her options; and (ii) in the event that any payments or benefits such Named Executive Officer receives from Teradyne are subject to excise tax under Section 280G of the Internal Revenue Code, Teradyne will pay such Named Executive Officer an additional amount so that the net amount retained by such Named Executive Officer after deduction of (x) any excise tax and (y) any federal, state and local tax and excise tax imposed upon the additional amount, shall be equal to the value of such payments or benefits.

Severance Arrangements

On September 3, 2004, Teradyne entered into an Agreement Regarding Termination Benefits with Mr. Bradley, its Chief Executive Officer and President and a member of the Board of Directors. The term of the Agreement is for three years, and thereafter automatically is extended for additional one-year periods unless Teradyne gives notice to Mr. Bradley not to extend the term in accordance with the Agreement. The Agreement contains two-year post-employment customer and employee non-hire and non-solicitation provisions and a two-year post-employment non-competition provision. In consideration for these restrictions, Mr. Bradley is entitled to receive severance payments at his annual model compensation rate for two years following his termination by Teradyne for any reason other than death, disability or cause, each as defined in the Agreement. During this period, Mr. Bradley is also entitled to ongoing health, dental and vision insurance plan coverage, generally provided on the same terms as those in effect at the date of his termination. If Teradyne terminates Mr. Bradley’s employment due to his disability, as defined in the Agreement, Mr. Bradley is entitled to a two-year severance payment to the extent he is not eligible to receive Teradyne disability insurance, which payment is reduced by any compensation Mr. Bradley receives from other employment.

Non-Compete, Non-Solicit and Non-Hire Arrangements

In 2004 Teradyne entered into agreements with certain executives, including the Named Executive Officers, containing one-year post-employment customer and employee non-hire and non-solicitation provisions and a one-year post-employment non-competition provision. In consideration for these restrictions, each executive, including the Named Executive Officers, received an option grant in 2004 to purchase common stock of Teradyne in addition to continuing to receive their existing annual cash compensation payments. (See the Summary Compensation Table on page 12 for the 2004 stock options granted to the Named Executive Officers).

Indemnification Arrangements

Teradyne provides an indemnification to the extent permitted to its officers, directors, employees and agents for liabilities arising from certain events or occurrences while the officer, director, employee or agent is or was serving at Teradyne’s request in such capacity. Teradyne has entered into Indemnification Agreements with certain of its executive officers, including each of the Named Executive Officers.

COMPENSATION COMMITTEE REPORT

Overview and Philosophy

Teradyne’s executive compensation program is administered by the Compensation Committee of the Board of Directors which is comprised entirely of independent directors. The Compensation Committee is responsible for reviewing and overseeing Teradyne’s compensation plans and policies (including the administration of Teradyne’s incentive, equity based and other compensatory plans) recommending changes and/or the adoption of new plans to the Board of Directors as appropriate, and reviewing and recommending to the Board of Directors compensation for non-employee Board and Committee members. In addition, the Compensation Committee, pursuant to authority delegated by the Board of Directors, determines on an annual basis the cash and equity compensation to be paid to and benefits to be provided to Teradyne’s Chief Executive Officer, and reviews and approves the cash and equity compensation and benefit packages of Teradyne’s other executive officers. The specific duties and responsibilities of the Compensation Committee are further described in the Compensation Committee Charter, which is available on Teradyne’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link. Teradyne’s compensation and benefits group within the human resources department supports the Committee in its work and in some cases, acts pursuant to permissible delegated authority to fulfill various functions in administrating Teradyne’s compensation plans and programs. In addition, the Committee has the authority to engage the services of outside advisors, experts and others to assist the Committee. For the past two years, the Committee has engaged an independent compensation consulting firm to assist the Committee in its review of the compensation of its executive officers during the first year and to review Teradyne’s long term equity compensation programs in the second year.

Teradyne’s executive compensation program is designed to provide competitive levels of compensation that (1) assist Teradyne in attracting and retaining qualified executives, (2) motivate these individuals to achieve Teradyne’s strategic and financial goals, (3) link executive compensation closely to corporate performance, and (4) align the interests of the executives with our shareholders. In setting cash compensation levels for executive officers, the Compensation Committee takes into account such factors as: Teradyne’s historical financial performance and its future financial goals; the general and industry-specific business environment; annual and long-term performance goals; and corporate and group performance.

Each year the Compensation Committee conducts a full review of Teradyne’s executive compensation program comparing Teradyne’s executive officer compensation program, including base salary, model compensation, total cash compensation, equity programs, short and long-term incentives, and benefits and perquisites, to a peer group of publicly traded companies in comparable industries and with comparable revenues and market capitalization. Some of these comparable companies are represented in the S&P Information Technology 500 Index appearing in the Performance Graph on page 29 herein. During 2004, the Compensation Committee engaged an independent compensation consulting firm to review the competitiveness of the long-term incentives of Teradyne’s executive officers against a peer group of publicly traded companies comparable to Teradyne. The report included black-scholes valuation and market percentile comparisons with the peer group of companies as well as competitive practices and trends.

During 2004, the Compensation Committee continued its review and evaluation of the new rules and regulations relating to stock option expensing, closely monitored the external market for changes in equity compensation practices and evaluated the benefits and effectiveness of stock options against various other forms of equity compensation, including restricted stock. As part of this review, the Committee engaged an independent consulting firm which prepared and presented to the Committee a comprehensive report (i) analyzing Teradyne’s current long-term equity plans and strategy and (ii) providing alternative long-term incentive strategies in view of the pending legislative and accounting changes and trends in the equity area. The report included a review of vesting (time versus performance based), dilution, efficiency, valuation, shareholder alignment, retentive impact and tax effectiveness of alternative equity instruments such as stock options, stock appreciation rights, and restricted stock awards and units. Based on the report of the consulting firm, the Compensation Committee intends to continue with this evaluation during 2005 and, as the rules and regulations are implemented, may consider, if appropriate, changes to Teradyne’s current executive equity compensation program with a focus on performance and retention, consistent with industry norms.

Executive Officer Compensation Program

Teradyne’s executive officer compensation program consists of cash compensation received pursuant to its Cash Compensation Plan and Cash Profit Sharing Plan, long-term compensation under Teradyne’s equity compensation, savings and retirement plans, and various other benefits generally available to employees of Teradyne.

Cash Compensation Plan

Under Teradyne’s Cash Compensation Plan, the Compensation Committee assigns to each executive officer and all other senior employees eligible to participate in the plan, at the beginning of each year, a “model compensation” amount. The model compensation amount is based on salary surveys of similarly sized electronics companies, and on an as-adjusted basis, larger sized companies, some of which are represented in the S&P Information Technology 500 Index appearing in the Performance Graph on page 29 herein.

Once the Compensation Committee has determined model compensation for each executive officer and senior employee, the actual cash compensation paid to each executive officer and senior employee under the Cash Compensation Plan is divided into two components: (1) a fixed monthly salary and (2) an annual variable amount based upon overall corporate and group performance (referred to herein as “Variable Compensation”). The fixed salary amount is set at a level which is below the particular executive officer or senior employee’s model compensation, and the Variable Compensation is based upon factors which, if achieved, would entitle the executive officer or senior employee to reach or exceed model compensation.

The amount of Variable Compensation each executive officer and senior employee receives is a function of four factors:

(A)	The executive officer’s and employee’s base annual salary as of the end of the year;

(B)	Overall corporate performance versus goals;

(C)	Performance of the individual business group versus goals; and

(D)	The executive officer’s and employee’s “variable compensation factor,” which is determined by the Compensation Committee on the basis of the individual’s responsibility and experience level.

Each executive officer’s and employee’s “variable compensation factor” is a percentage of his or her base annual salary, starting at 10% for new participants. At greater levels of responsibility and experience, the variable compensation factor may be up to 180% of base annual salary. Variable compensation factors are reviewed each July as part of Teradyne’s annual salary review and in connection with the review could increase beyond 180%. A newly hired executive officer or employee who is approved for variable compensation eligibility will be eligible to receive a payment for his or her first year of employment, pro-rated from the date of hire. An individual’s model compensation is set assuming a 50% payout of the variable compensation factor. Accordingly, in a given year an individual may achieve more or less than his or her model compensation, depending on corporate and business group performance.

At year-end, the Compensation Committee evaluates Teradyne’s overall performance versus goals and each individual group’s performance versus goals with emphasis on the vital goals. Given the dynamics of the business, Teradyne’s Cash Compensation Plan relies heavily on the Compensation Committee’s evaluation and assessment of performance. Based on this evaluation, the Compensation Committee determines whether any variable compensation should be paid, and if so, the amount for distribution. Variable compensation payments are only made after approval by the Compensation Committee.

Specifically for 2004, in determining Variable Compensation payouts, the Compensation Committee took the following factors into consideration in evaluating both overall corporate performance and the performance of Teradyne’s individual business groups: (1) the extent to which quantitative and qualitative plans were met for the year, with an emphasis on profitability, return on net assets and market share; (2) the extent to which process improvement results were achieved; (3) the extent to which 2004 results verified each group’s strategy and improved its strategic position; and (4) the extent to which each group’s 2004 mid-term plan and strategy was credible and contributed to Teradyne’s ability to adapt to changes in the marketplace or environment. The Compensation Committee weighed each of the four factors approximately equally in setting Variable Compensation amounts.

In 2004, total cash compensation for all executive officers from Teradyne’s Cash Compensation Plan ranged from 4.25% to 7.5% above model compensation.

Cash Profit Sharing Plan

Under Teradyne’s Cash Profit Sharing Plan, Teradyne distributes 10% of its pre-tax profit to all eligible employees, including executive officers. Cash awards under the Cash Profit Sharing Plan are calculated based on the same percentage of salary for all employees and are made to employees of Teradyne on an equal basis.

All Teradyne employees, including all executive officers, received a distribution under the Cash Profit Sharing Plan in August 2004 and in February 2005 relating to profits made in 2004. (See footnotes to the Summary Compensation Section Table on page 12 for profit sharing payments to the Named Executive Officers). In 2004, the aggregate profit sharing payments to the Named Executive Officers was $231,185, representing 1.09% of the total profit sharing payment of $21,120,000 to all employees.

Long-Term Compensation

Teradyne’s long-term incentive plan for employees, including executive officers, is designed to align executive compensation with shareholder return and to create and implement a program which will attract and retain talented employees and executives. The program consists of awards of stock options and of rights to purchase Teradyne stock. Stock option grants are made under one of Teradyne’s two stock plans pursuant to which employees may receive such awards and have historically been granted annually to employees, including the Chief Executive Officer, based upon each employee’s relative contribution, performance, and responsibility within Teradyne. The factors taken into account by the Compensation Committee in determining each executive officer’s relative contribution, performance, and responsibility within Teradyne include: the executive officer’s level of model compensation, the executive officer’s position, the executive officer’s performance, and the executive officer’s current and expected responsibilities. These factors are reviewed by the Compensation Committee when determining the stock option awards for each executive officer. Teradyne, and in 2004 with the help of an independent consultant, conducts surveys of various companies, some of which are represented in the Performance Graph’s S&P Information Technology 500 Index, to verify that the relative percentages of stock options granted to its employees, including its Chief Executive Officer and its other executive officers, are consistent with high technology industry practice, are within the range of stock options granted by the surveyed companies, and are competitive with the relative percentages of stock options granted by the surveyed companies. The Committee found the 2004 stock option grants to the executive officers, including the Chief Executive Officer, to be consistent with technology industry practice, within the range of options granted by the surveyed companies, and competitive with stock option grants made by the surveyed companies.

Under Teradyne’s 1996 Employee Stock Purchase Plan (“ESPP”), which is administered by the Compensation Committee, eligible participating employees may purchase shares of Teradyne’s Common Stock through regular payroll deductions up to 10% of their annual compensation. The purchase price is an amount equal to the lesser of (a) 85% of the fair market value of the Common Stock on the first business day of the payment period (or the first business day of the portion of the payment period beginning in July 1, in the case of employees who participate in the plan effective July 1 of the payment period) or (b) 85% of the fair market value of the Common Stock on the last business day of the payment period. On November 9, 2004, the Board of Directors approved an amendment to the ESPP which decreased the existing twelve (12) month purchase period to six (6) months and correspondingly decreased share limitations and frequency of payroll deduction changes by 50%, effective January 1, 2005. In an effort to reduce or eliminate the negative effects of recent accounting pronouncements regarding the accounting treatment of employee stock purchase plans generally, the Compensation Committee may consider additional amendments to the ESPP.

Stock Ownership Guidelines

The Compensation Committee, in-conjunction with Teradyne’s Nominating and Corporate Governance Committee, has established stock ownership guidelines for all Teradyne officers with annual base salaries of $200,000 or more and the Board of Directors approved the stock ownership guidelines. Teradyne’s stock ownership guidelines are designed to align the interests of Teradyne’s officers with those of its shareholders and to ensure that the officers responsible for overseeing Teradyne’s operations have a financial stake in Teradyne’s success. The stock ownership guidelines provide that the Chief Executive Officer should attain and maintain an investment level in Teradyne’s stock equal to three times his annual base salary. All other executive officers should attain and maintain an investment level equal to two times their annual base salary and non-executive officers with annual base salaries of $200,000 or more should attain and maintain an investment level equal to their annual base salary. In each case, such investment levels should be attained within five years from the later of the date of Teradyne’s adoption of the ownership guidelines and the date upon which the officer becomes subject to the guidelines. Shares owned by an officer and shares held in trust over which the officer has or shares investment and voting power are counted towards attaining the required investment level. Options, whether vested or unvested, do not count.

Chief Executive Officer Compensation

Mr. Bradley’s Compensation

General. On May 27, 2004, Mr. Bradley became the Chief Executive Officer of Teradyne, replacing Mr. Chamillard, who continued as Chairman of the Board and throughout the remainder of 2004, as an employee assisting Mr. Bradley with the transition. Mr. Bradley is eligible to participate in the same executive compensation programs available to other Teradyne executive officers. In establishing the Chief Executive Officer’s compensation, the Compensation Committee performs an annual evaluation of the Chief Executive Officer’s performance and discusses that evaluation with the full Board of Directors. The results of the evaluation are then considered by the Compensation Committee in reviewing and establishing the Chief Executive Officer’s compensation. Mr. Bradley’s total cash compensation for 2004, awarded under Teradyne’s Cash Compensation Plan, was $1,025,550, which is approximately 7.5% more than Mr. Bradley’s 2004 model compensation of $954,000.

Cash Compensation Plan. Mr. Bradley’s 2004 cash compensation awarded pursuant to Teradyne’s Cash Compensation Plan is a 70.2% increase over his 2003 cash compensation, reflecting his appointment as Chief Executive Officer on May 27, 2004 and the 2004 variable compensation plan payment tied to the Company’s improved financial performance in 2004. Mr. Bradley’s 2004 cash compensation as of July 1, 2004 and as Chief

Executive Officer consisted of a base salary of $530,000 which was set by the Compensation Committee, in conjunction with his model compensation amount, based upon a review of the compensation paid to the prior Chief Executive Officer and to other chief executive officers for comparable companies and companies in the same or comparable industries. Mr. Bradley’s base salary through June 30, 2004 was $424,000, and was adjusted on July 1, 2004 (following his appointment as Chief Executive Officer) to $530,000, resulting in an annual base salary for 2004 of $477,000. Also included in Mr. Bradley’s cash compensation was a Variable Compensation payout for 2004 of $548,550. Mr. Bradley’s Variable Compensation payout was determined based upon the same factors as those used for Teradyne’s other executive officers who have general responsibilities within Teradyne, rather than responsibilities for one specific business group within Teradyne. Each of such executive officer’s Variable Compensation payout is based 50% upon the performance of Teradyne as a whole and 50% upon the average of the performances of each of the individual business groups within Teradyne.

Cash Profit Sharing Plan. All employees, including Mr. Bradley, received cash compensation in 2004 pursuant to Teradyne’s Cash Profit Sharing Plan. Mr. Bradley’s Cash Profit Sharing Plan payout for 2004 was $46,636.

Long-Term Compensation. The stock options granted to Mr. Bradley during 2004 are consistent with the design of Teradyne’s overall long-term compensation program and are shown in the Summary Compensation Table herein. Mr. Bradley received a grant of an option to purchase 150,000 shares on January 28, 2004 and a subsequent grant of an option to purchase 300,000 shares on May 27, 2004, in conjunction with his appointment as Chief Executive Officer. The total grants to Mr. Bradley of options to purchase 450,000 shares represented approximately 6.5% of the total option shares awarded to all employees during 2004. The actual number of stock options granted to Mr. Bradley was based upon several factors, including (1) his individual performance, (2) his stock option position in Teradyne relative to the other executive officers who received option grants on the same date, (3) his stock option position versus CEOs of comparable companies, (4) the stock options awarded to the prior CEO and to CEOs of comparable companies; (5) Teradyne’s overall performance, (6) Mr. Bradley’s expected contributions to the future success of Teradyne and (7) industry practices. The Compensation Committee determined that, based on these factors, Mr. Bradley’s aggregate option grants should be 450,000 shares.

Mr. Chamillard’s Compensation

General. In contemplation of Mr. Chamillard’s retirement as Chief Executive Officer of Teradyne on May 27, 2004, the Compensation Committee determined that Mr. Chamillard’s annual model compensation would remain at $1,284,400 until May 27, 2004, at which time his annual model compensation was adjusted to $624,200 for the remainder of 2004. Until he retired as Chief Executive Officer, Mr. Chamillard was eligible to participate in the same executive compensation programs available to other Teradyne executive officers. In establishing Mr. Chamillard’s compensation for 2004, the Compensation Committee considered both his role as Chief Executive Officer until May 27, 2004, and his role in the transition to Mr. Bradley as Chief Executive Officer. The Compensation Committee performed an evaluation of Mr. Chamillard’s performance in these roles and discussed that evaluation with the full Board of Directors. The results of the evaluation were then considered by the Compensation Committee in establishing Mr. Chamillard’s compensation for 2004.

Cash Compensation Plan. Mr. Chamillard’s 2004 total cash compensation awarded under Teradyne’s Cash Compensation Plan was $971,866, which is approximately 7.12% above than Mr. Chamillard’s model compensation of $907,223, as a result of the Company’s improved financial performance in 2004 and the 2004 variable compensation plan payments tied to the Company’s improved financial performance. Mr. Chamillard’s 2004 cash compensation awarded pursuant to Teradyne’s Cash Compensation Plan is a 3.2% decrease from his 2003 cash compensation reflecting his retirement as Chief Executive Officer during 2004 and the resulting reduction in his model compensation. Mr. Chamillard’s 2004 cash compensation consisted of a base salary amount of $476,273. Also included in Mr. Chamillard’s cash compensation was Mr. Chamillard’s Variable Compensation payout for 2004 of $495,593. Mr. Chamillard’s Variable Compensation payout was determined based upon the same factors as those used for Teradyne’s other executive officers who have general responsibilities within Teradyne, rather than responsibilities for one specific business group within Teradyne. Each of such executive officer’s Variable Compensation payout is based 50% upon the performance of Teradyne as a whole and 50% upon the average of the performances of each of the individual business groups within Teradyne.

Cash Profit Sharing Plan. All employees, including Mr. Chamillard, received cash compensation in 2004 pursuant to Teradyne’s Cash Profit Sharing Plan. Mr. Chamillard’s Cash Profit Sharing Plan payout for 2004 was $56,691.

Long-Term Compensation. The stock options granted to Mr. Chamillard during 2004 are consistent with the design of Teradyne’s overall long-term compensation program and are shown in the Summary Compensation Table herein. Mr. Chamillard received a grant of an option to purchase 250,000 shares on January 28, 2004 representing 3.60% of the total option shares awarded to all employees during 2004. The actual number of stock options granted to Mr. Chamillard was based upon several factors, including (1) his individual performance, (2) his stock option position in Teradyne relative to the other executive officers who received option grants on the same date, (3) Teradyne’s overall performance, (4) Mr. Chamillard’s expected contributions to the transition to Mr. Bradley as CEO and to the future success of Teradyne and (5) industry practices. The Compensation Committee determined that, based on these factors, Mr. Chamillard’s option grant should be 250,000 shares.

Deductibility of Executive Compensation

In general, under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), Teradyne cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Teradyne has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is Teradyne’s present intention that, for so long as it is consistent with its overall compensation objectives, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

COMPENSATION COMMITTEE

    Patricia S. Wolpert (Chair)

    James W. Bagley

    Roy A. Vallee

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Compensation Committee Interlock and Insider Participation

Messrs. Bagley and Vallee and Ms. Wolpert comprised the Compensation Committee for 2004. There are no members of the Compensation Committee who were officers or employees of Teradyne or any of its subsidiaries during 2004, formerly officers of Teradyne, or had any relationship otherwise requiring disclosure hereunder.

AUDIT COMMITTEE REPORT

The Board of Directors has an Audit Committee with oversight responsibilities that include matters relating to Teradyne’s financial disclosure and reporting process, including the system of internal controls, the performance of Teradyne’s internal audit function, compliance with legal and regulatory requirements, and the appointment and activities of Teradyne’s independent auditors. The Audit Committee regularly discusses with Teradyne’s management, internal audit, and the independent auditors the financial information developed by Teradyne, Teradyne’s systems of internal controls and its internal audit process. Each year the Audit Committee engages the independent auditors and reviews periodically the auditors’ performance and independence. The Audit Committee meets with the independent auditors (both with and without the presence of Teradyne’s management) to review and discuss the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90, as amended (Communications with Audit Committees), including various matters pertaining to the audit, such as Teradyne’s financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by Teradyne, and Teradyne’s compliance with legal and regulatory requirements that were effective in 2004.

The Board of Directors adopted a written charter for the Audit Committee setting out the Audit Committee’s responsibilities. A copy of the Audit Committee Charter is available on Teradyne’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link. Shareholders also may request a copy of the charter by writing to Teradyne, Inc., 321 Harrison Avenue, Boston, Massachusetts 02118, Attention: Investor Relations. The Audit Committee reviews the Audit Committee Charter annually and will amend its charter, as it and the Board deem necessary or appropriate.

Management has primary responsibility for Teradyne’s consolidated financial statements and the overall reporting process, including Teradyne’s system of internal controls. The independent auditors are responsible for planning and carrying out an audit of Teradyne’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles and auditing management’s assessment of the effectiveness of internal control over financial reporting. The independent auditors discuss with the Audit Committee any issues they believe should be raised with the Audit Committee.

In 2005, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2004 and met with both management and PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), Teradyne’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with generally accepted accounting principles. In addition, during the course of the fiscal year ended December 31, 2004, management completed the documentation, testing and evaluation of Teradyne’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the independent auditors at Audit Committee meetings held throughout the year. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of Teradyne’s internal control over financial reporting. The Committee also reviewed the report of management contained in Teradyne’s annual report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC, as well as PricewaterhouseCoopers’ Report included in Teradyne’s annual report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, (ii) management’s assessment of the effectiveness of internal control over financial reporting and (iii) the effectiveness of internal control over financial reporting. The Committee continues to oversee Teradyne’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in the fiscal year ending December 31, 2005.

The Audit Committee has received from and discussed with PricewaterhouseCoopers the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with PricewaterhouseCoopers, PricewaterhouseCoopers’ independence. The Audit Committee also discussed with PricewaterhouseCoopers the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90, as amended (Communications with Audit Committee).

Based on these reviews and discussions with management and PricewaterhouseCoopers, the Audit Committee recommended to the Board of Directors that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004. The Audit Committee also engaged PricewaterhouseCoopers to act as Teradyne’s independent auditors for the 2005 fiscal year.

Messrs. Mulroney, Carnesale and O’Reilly comprised the Audit Committee for fiscal year 2004. Mr. Mulroney served on the Audit Committee and as its Chair until his death in September 2004. Following Mr. Mulroney’s death, the Board appointed Mr. Bagley as a member and the Chair of the Audit Committee. Since September 2004, the Audit Committee has and continues to consist of Messrs. Bagley, Carnesale and O’Reilly, each of whom meet the independence requirements promulgated by the SEC, including Rule 10A-3(b)(1) pursuant to the Exchange Act and Section 303A.02 of the NYSE corporate governance rules. Each member of the Audit Committee is able to read and understand fundamental financial statements. The Board of Directors has determined that Vincent M. O’Reilly is an “audit committee financial expert” as defined in the rules and regulations of the Exchange Act.

AUDIT COMMITTEE

    James W. Bagley (Chair)

    Albert Carnesale

    Vincent M. O’Reilly

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Fees Billed by PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees billed for services provided by PricewaterhouseCoopers for the fiscal years ended December 31, 2004 and December 31, 2003.

	2004	2003
Audit Fees(1)	$2,267,000	$1,036,000
Audit-Related Fees	43,000	109,000
Tax Fees	689,000	448,000
All Other Fees	5,000	—

Total:	$3,004,000	$1,593,000

(1)	Includes for 2004, aggregate fees of $1,142,100 for testing under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Fees

These are fees related to professional services rendered for the audit of Teradyne’s annual financial statements and internal control over financial reporting for fiscal 2004 and the annual financial statements for fiscal 2003. The fees include the reviews of Teradyne’s interim financial statements included in Teradyne’s quarterly reports on Forms 10-Q and services that are normally provided by PricewaterhouseCoopers in connection with other statutory and regulatory filings or engagements.

Audit-Related Fees

These are fees for assurance and related services that are reasonably related to the performance of the audit or review of Teradyne’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees

These are fees for professional services rendered that are related to tax planning, federal, state and international tax compliance, assistance with tax audits and appeals, assistance with customs and duties audits, expatriate tax services, assistance related to the impact of mergers, acquisitions, and divestitures on tax return preparation, and due diligence services related to domestic and foreign subsidiaries.

All Other Fees

These are fees for services other than the services reported above. In 2004 the other fees related to technical accounting software licenses, and in 2003, there were no fees paid for other services.

Teradyne’s Audit Committee has determined that the non-audit services provided by PricewaterhouseCoopers as set forth herein are compatible with maintaining PricewaterhouseCoopers’ independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

During 2004 and 2003, the Audit Committee pre-approved all audit-related, tax and other services performed by PricewaterhouseCoopers.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors in order to ensure that the provision of such services does not impair the auditors’ independence. These services may include audit services, audit-related services, tax services and other services.

In addition to generally pre-approving, on a case-by-case basis, services provided by the independent auditors, the Audit Committee has adopted a policy for the pre-approval of certain specified services which may be provided by the independent auditors. Under this policy, which was modified in 2004, the Audit Committee has pre-approved the auditors’ engagement for the provision of certain services set forth in a detailed list subject to a dollar limit of either $50,000 or $100,000, depending on the service. The services set forth on the list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, the Audit Committee is informed of the auditors’ provision, if any, of a pre-approved service and the fees incurred for such services at least annually or more frequently upon the request of the Audit Committee.

PERFORMANCE GRAPH (1)(2)

The following graph compares the change in Teradyne’s cumulative total shareholder return in its Common Stock with the Standard & Poor’s 500 Index and the S&P Information Technology 500 Index. The comparison assumes $100.00 was invested on December 31, 1999 in Teradyne’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.

	1999	2000	2001	2002	2003	2004

Teradyne, Inc.	$100.00	$56.44	$45.67	$19.71	$38.56	$25.86

S&P 500 Index	$100.00	$90.89	$80.14	$62.47	$80.35	$89.07

S&P Information Technology 500 Index	$100.00	$59.10	$43.83	$27.44	$40.39	$41.39

(1)	This graph is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any Teradyne filing under the Securities Act or the Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used on the graph was obtained from Hewitt Associates, a source believed to be reliable, but Teradyne is not responsible for any errors or omissions in such information.

RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee has selected PricewaterhouseCoopers LLP to serve as Teradyne’s independent auditors for the fiscal year ending December 31, 2005. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., have served as Teradyne’s auditors since 1968. Teradyne expects that a representative from PricewaterhouseCoopers LLP will be at the Annual Meeting of Shareholders, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of the Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Audit Committee in selecting auditors for future fiscal years.

The Board of Directors recommends a vote FOR ratification of this selection.

SHAREHOLDER PROPOSALS AND BOARD CANDIDATES

Shareholders wishing to suggest a candidate to the Nominating and Corporate Governance Committee for consideration as potential director nominees may submit the candidate’s name, experience, and other relevant information to the Teradyne Nominating and Corporate Governance Committee, 321 Harrison Avenue, Boston, Massachusetts 02118. Teradyne shareholders also have the right to nominate director candidates by submitting a written notice to Teradyne’s Secretary. The written notice, as well as any proposals of shareholders intended for inclusion in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the next annual meeting of shareholders pursuant to SEC Rule 14a-8 must be received at Teradyne’s principal executive offices not later than December 19, 2005.

Teradyne’s By-Laws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting. For shareholders who wish to nominate a candidate for director at the 2006 annual meeting of shareholders, notice of the nomination must be received by Teradyne not less than 50 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, to be timely, notice by the shareholder must be so received not later than the close of business on the fifteenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made, whichever occurs first. The notice must provide information regarding the nominee, including name, address, occupation and shares held by the shareholder making the proposal. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s conclusion.

If a shareholder wishes to bring other matters before the 2006 annual meeting –other than proposals that will be included in Teradyne’s proxy materials — the notice must be received by Teradyne in the time limits described above. If a shareholder who wishes to present a proposal fails to timely notify Teradyne, the shareholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of Teradyne’s By-Laws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies solicited by Teradyne with respect to the 2006 annual meeting will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected by Teradyne to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

It is suggested that proponents submit their proposals by Certified Mail — Return Receipt Requested.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by Teradyne, and in addition to soliciting shareholders by mail through its regular employees, Teradyne may request banks and brokers to solicit their customers who have Teradyne stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or telegraph following the original solicitation. Teradyne has retained Georgeson Shareholder to assist with the solicitation of proxies for a fee not to exceed $9,000, plus reimbursement for out of pocket expenses, all of which will be borne by Teradyne.

INCORPORATION BY REFERENCE

To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing by Teradyne under the Securities Act or the Exchange Act, the sections of the proxy statement entitled “Compensation Committee Report”, “Audit Committee Report” and “Performance Graph” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

SHAREHOLDERS SHARING THE SAME ADDRESS

Teradyne has adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission. Under this procedure, Teradyne is delivering only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name, unless Teradyne has received contrary instructions from an affected shareholder. This procedure reduces Teradyne’s printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Teradyne will deliver promptly upon written or oral request a separate copy of the annual report and the proxy statement to any shareholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write or call Teradyne, Inc., 321 Harrison Avenue, Boston, MA 02118, Attention: Investor Relations, telephone number 617-482-2700. You may also access Teradyne’s annual report and proxy statement on Teradyne’s website at www.teradyne.com under the “SEC Filings” section of the “Investors” link.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Automatic Data Processing, Inc. (“ADP”), either by calling toll free at (800) 542-1061 or by writing to ADP, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Any shareholders of record who share the same address and currently receive multiple copies of Teradyne’s annual report and proxy statement who wish to receive only one copy of these materials per household in the future, please write or call Teradyne, Inc., 321 Harrison Avenue, Boston, MA 02118, Attention: Investor Relations, telephone number 617-482-2700 to participate in the householding program. A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

APPENDIX A

CATEGORICAL STANDARDS FOR DETERMINING INDEPENDENCE

In order for Directors to qualify as “independent,” the Board of Directors of Teradyne shall affirmatively determine that the Directors each do not have any material relationship with Teradyne (either directly or as a partner, stockholder, or officer of an organization that has a relationship with Teradyne). This determination shall be disclosed in Teradyne’s proxy statement for each annual meeting of Teradyne. In this regard, the Board shall broadly consider all relevant facts and circumstances. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

The Board may adopt and disclose categorical standards to assist it in making determinations of independence and can make a general disclosure if a director meets these standards, rather than disclosing particular aspects of immaterial relationships.

In addition to a Director meeting the independence tests pursuant to the corporate governance listing requirements of the New York Stock Exchange, as in effect from time to time, a Director must also meet the following standards in order to be considered independent:

1)	If a Director is an executive officer of a charitable organization, Teradyne’s contributions to the organization during the last fiscal year do not exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross receipts.

2)	If a Director is an executive officer, general partner, or significant equity holder (in excess of 10%) of another company that makes payments to, or receives payments from, Teradyne for property or services, the amount of such payments, during the last fiscal year, does not exceed the greater of $1 million or 2% of the other company’s consolidated gross revenues.

2)	If a Director is an executive officer, general partner or significant equity holder (in excess of 10%) of another company which is indebted to Teradyne, or to which Teradyne is indebted the total amount of either company’s indebtedness to the other during the last fiscal year does not exceed 5% of the total consolidated assets of the other company.

A-1

PROXY

TERADYNE, INC.

Proxy for Annual Meeting of Shareholders

May 26, 2005

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints MICHAEL A. BRADLEY and EILEEN CASAL and each or both of them, proxies, with full power of substitution to vote all shares of stock of Teradyne which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Teradyne, Inc. to be held on Thursday, May 26, 2005, at 10:00 A.M., at 100 Federal Street (Auditorium), Boston, Massachusetts, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated on or about April 18, 2005, a copy of which has been received by the undersigned. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

TERADYNE, INC.

c/o EquiServe Trust Company, N.A.

P.O. Box 8694

Edison, NJ 08818-8694

☒  Please mark

votes as in

this example.

Vote by the Internet – Log onto the internet and go to http://www.eproxyvote.com/ter

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Vote by Telephone – Call toll free 1-800-PRX-VOTE (1-877-779-8683)

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you all and then follow the instructions.

Vote by Mail

Mark, sign and date your proxy card and return it in the postage-prepaid envelope provided, or return it to Teradyne, Inc., 321 Harrison Avenue, Boston, MA, 02118, Attention: Secretary.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR THE INTERNET.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF CLASS I DIRECTORS AND FOR THE PROPOSAL IN ITEM 2.

1. Director Proposal – To elect three members to the Board of Directors to serve for a three-year term as Class I Directors.

Nominees: (01) James W. Bagley, (02) Michael A. Bradley and (03) Vincent M. O’Reilly

☐ FOR	☐ WITHHELD

    ☐   For all nominees except as noted above

2. Director Proposal – To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the fiscal year ending December 31, 2005.

☐ FOR	☐ AGAINST	☐ ABSTAIN

MARK HERE IF YOU PLAN TO ATTEND THE MEETING                         ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT                  ☐

In his or her discretion, the proxy is authorized to vote upon such other business as properly may come before the Annual Meeting and any and all adjournments thereof. If any other business is presented at the Annual Meeting, this proxy card will be voted by the proxy in his or her best judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

(Please sign exactly as your name appears hereon. If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign. Please read reverse side before signing.)

Signature:	Date:

Signature:	Date: